EXHIBIT 47


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                              AMENDED AND RESTATED

                             STOCKHOLDERS AGREEMENT

                                      AMONG

                            UNIVERSAL STUDIOS, INC.,

                           LIBERTY MEDIA CORPORATION,

                                  BARRY DILLER

                                       AND

                             VIVENDI UNIVERSAL, S.A.

                          DATED AS OF DECEMBER 16, 2001



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                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1    Certain Defined Terms.........................................1
SECTION 1.2    Other Defined Terms...........................................7
SECTION 1.3    Other Definitional Provisions.................................8

                                   ARTICLE II

                                   STANDSTILL

SECTION 2.1    Diller Standstill with Vivendi................................8

                                   ARTICLE III

                              CORPORATE GOVERNANCE

SECTION 3.1    Voting on Certain Matters....................................10
SECTION 3.2    Restrictions on Other Agreements.............................11
SECTION 3.3    Irrevocable Proxy of Universal...............................12
SECTION 3.4    Irrevocable Proxy of Liberty.................................12
SECTION 3.5    Cooperation..................................................13

                                   ARTICLE IV

                            TRANSFER OF COMMON SHARES

SECTION 4.1    Restrictions on Transfer by Liberty and Diller...............13
SECTION 4.2    Tag-Along for Diller and Liberty for Transfers by the Other..14
SECTION 4.3    Right of First Refusal of Diller on Transfers by Universal...16
SECTION 4.4    Right of First Refusal between Liberty and Diller............18
SECTION 4.5    Right of First Refusal of Liberty............................21
SECTION 4.6    Transfers of Class B Shares..................................21
SECTION 4.7    Transferees..................................................22
SECTION 4.8    Notice of Transfer...........................................23
SECTION 4.9    Compliance with Transfer Provisions..........................23

                                    ARTICLE V

                            BDTV ENTITY ARRANGEMENTS

SECTION 5.1    Management...................................................24

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SECTION 5.2    Treatment of Exchange Shares.................................23
SECTION 5.3    Changes to BDTV Structures...................................24
SECTION 5.4    Transfers of BDTV Interests..................................24

                                   ARTICLE VI

                                  MISCELLANEOUS

SECTION 6.1    Conflicting Agreements.......................................24
SECTION 6.2    Duration of Agreement........................................24
SECTION 6.3    Further Assurances...........................................25
SECTION 6.4    Amendment and Waiver.........................................25
SECTION 6.5    Severability.................................................25
SECTION 6.6    Effective Date...............................................26
SECTION 6.7    Entire Agreement.............................................26
SECTION 6.8    Successors and Assigns.......................................26
SECTION 6.9    Counterparts.................................................26
SECTION 6.10   Liabilities Under Federal Securities Laws....................26
SECTION 6.11   Remedies.....................................................26
SECTION 6.12   Notices......................................................27
SECTION 6.13   Adjustment of Share Numbers..................................28
SECTION 6.14   Governing Law; Consent to Jurisdiction.......................28
SECTION 6.15   Interpretation...............................................29






                                      ii
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      AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of December 16,
2001, among Universal Studios, Inc., a Delaware corporation ("UNIVERSAL"), for itself and on behalf of the members of the Vivendi Stockholders Group, Liberty Media Corporation, a Delaware corporation ("LIBERTY"), for itself and on behalf of the members of the Liberty Stockholders Group, Mr. Barry Diller ("DILLER"), for himself and on behalf of the members of the Diller Stockholders Group, and Vivendi Universal, S.A., a SOCIETE ANONYME organized under the laws of France ("VIVENDI").

      WHEREAS, USA Networks, Inc., a Delaware corporation (the "COMPANY"), Universal, Liberty, Diller, Vivendi and USANi LLC, a Delaware limited liability company ("USANI"), have entered into a Transaction Agreement, dated as of December 16, 2001 (the "TRANSACTION AGREEMENT"), pursuant to which, among other things, (i) each of Universal and the Company will contribute certain businesses to a limited liability limited partnership (the "PARTNERSHIP") in exchange for interests in the Partnership, and (ii) each of Universal, Vivendi and Diller shall enter into a limited liability limited partnership agreement (the "PARTNERSHIP AGREEMENT") under which a wholly owned subsidiary of Universal will be the general partner and each of the Company, USANi Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of USANi ("USANI SUB"), and Diller will be limited partners (collectively, the "TRANSACTIONS");

      WHEREAS, the parties hereto have agreed that Universal, Liberty, Diller and Vivendi shall enter into this Agreement in order to amend and restate in its entirety the respective rights and obligations of the parties set forth in the Stockholders Agreement, dated as of October 19, 1997 (the "1997 STOCKHOLDERS AGREEMENT"); and

      WHEREAS, the parties hereto desire to enter into the arrangements provided for herein to be effective as of the Closing, except that the agreements in
Section 3.1(d) shall be effective as of the date hereof.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.1. CERTAIN DEFINED TERMS. As used herein, the following terms shall have the following meanings:

      "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person. For purposes of this definition, natural persons shall not be deemed to be Affiliates of each other, and none of Liberty, Universal, Diller or the Company shall be deemed to be Affiliates of any of the others. For purposes of this definition, Matshushita Electric Industrial Co., Ltd. ("MEI") shall not be considered an Affiliate of Universal or any Subsidiary of Universal so long as MEI does not materially increase its influence over Universal or any such Subsidiary following the date hereof.

      "AGREEMENT" means this Amended and Restated Stockholders Agreement as it may be amended, supplemented, restated or modified from time to time.

      "BDTV I" means BDTV, Inc., a Delaware corporation.

      "BDTV II" means BDTV II, Inc., a Delaware corporation.

      "BDTV III" means BDTV III, Inc., a Delaware corporation.

      "BDTV IV" means BDTV IV, Inc., a Delaware corporation.

      "BDTV ENTITIES" means, collectively, the BDTV Limited Entities and the BDTV Unrestricted Entities.

      "BDTV LIMITED ENTITIES" means, collectively, BDTV I and BDTV II.

      "BDTV UNRESTRICTED ENTITIES" means BDTV III, BDTV IV and each other BDTV Entity that may be formed subsequent to the date hereof; PROVIDED that each of Liberty and Diller acknowledges and agrees that any corporation, partnership, limited liability company or other business association hereafter formed by Diller and Liberty to hold Common Shares will be a BDTV Unrestricted Entity and will be a corporation, partnership, limited liability company or other business association having a capital structure and governance rights substantially similar to that of BDTV III.

      "BENEFICIAL OWNER" or "BENEFICIALLY OWN" has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person's beneficial ownership of Common Shares or Voting Securities shall be calculated in accordance with the provisions of such Rule; PROVIDED, HOWEVER, that for purposes of determining beneficial ownership, (i) a Person shall be deemed to be the beneficial owner of any equity (including all Exchange Shares) which may be acquired by such Person (disregarding any legal impediments to such beneficial ownership), whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options (which options held by Diller shall be deemed to be exercisable), rights or other securities issued by the Company or any Subsidiary thereof, (ii) no Person shall be deemed to beneficially own any equity solely as a result of such Person's execution of this Agreement (including by virtue of holding a proxy with respect to any shares or having a put obligation or call right with respect to any shares) or any other Transaction Document, and (iii) Liberty shall be deemed to be the beneficial owner of the proportionate number of Common Shares represented by Liberty's equity interest in a BDTV Entity, other than for purposes of Articles III and V of this Agreement; PROVIDED, FURTHER, that for purposes of calculating beneficial ownership, the number of outstanding Common Shares of the Company shall be deemed to include the number of Common Shares that would be outstanding if all Exchange Shares were issued. Notwithstanding the foregoing, for purposes of calculating the Minimum Stockholder Amount, a person shall be deemed to be the beneficial owner only of outstanding Common Shares.

      "BOARD" means the Board of Directors of the Company.

      "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

      "CAPITAL STOCK" means, with respect to any Person at any time, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such Person.

      "CAUSE" means (i) the conviction of, or pleading guilty to, any felony, or
(ii) the willful, continued and complete failure to attend to managing the business affairs of the Company, after written notice of such failure from the Board and reasonable opportunity to cure.

      "CEO" means the Chief Executive Officer of the Company.

      "CEO TERMINATION DATE" means the later of (i) such time as Diller no longer serves as CEO and (ii) such time as Diller no longer holds the Liberty Proxy.

      "CLASS B COMMON STOCK" means the Class B common stock, par value $.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization (other than Common Stock).

      "CLOSING" has the meaning ascribed to such term in the Transaction Agreement.

      "COMMISSION" means the Securities and Exchange Commission, and any successor commission or agency having similar powers.

      "COMMON SHARES" means, collectively, the Common Stock and the Class B Common Stock.

      "COMMON STOCK" means the common stock, par value $.01 per share, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

      "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

      "CURRENT MARKET VALUE" means, with respect to any security, the average of the daily closing prices on the Nasdaq National Market (or the principal exchange or market on which such security may be listed or may trade) for such security for the 20 consecutive trading days commencing on the 22nd trading day prior to the date as of which the Current Market Value is being determined. The closing price for each day shall be the closing price, if reported, or, if the closing price is not reported, the average of the closing bid and asked prices as reported by the

Nasdaq National Market (or such principal exchange or market) or a similar source selected from time to time by the Company for such purpose. In the event such closing prices are unavailable, the Current Market Value shall be the Fair Market Value of such security established by independent investment banking firms in accordance with the procedures specified in Section 4.3(h). For purposes of this Agreement, the Current Market Value of a share of Class B Common Stock shall be equal to the Current Market Value of a share of Common Stock.

      "CONTINGENT MATTERS" shall have the meaning ascribed to such term in the Governance Agreement.

      "DILLER INTEREST PURCHASE PRICE" means the cash amount (or cash value of equity) invested by Diller in a BDTV Entity plus interest, from the date of such contribution to the date of purchase, on such amount at the rate of interest per annum in effect from time to time and publicly announced by The Bank of New York as its prime rate of interest, compounded annually. For purposes of BDTV I, BDTV II, BDTV III and BDTV IV, the cash amount (or cash value of equity) initially invested by Diller is $100 in each such BDTV Entity.

      "DILLER STOCKHOLDER GROUP" means Diller and Diller's 90% owned and controlled Affiliates.

      "DIRECTOR" means any member of the Board.

      "DISABLED" means the disability of Diller after the expiration of more than 180 consecutive days after its commencement which is determined to be total and permanent by a physician selected by Liberty (or if the Liberty Termination Date has occurred, Universal) and reasonably acceptable to Diller; PROVIDED that Diller shall be deemed to be disabled only following the expiration of 90 days following receipt of a written notice from the Company and such physician specifying that a disability has occurred if within such 90-day period he fails to return to managing the business affairs of the Company. A total disability shall mean mental or physical incapacity that prevents Diller from managing the business affairs of the Company.

      "ELIGIBLE STOCKHOLDER AMOUNT" means, in the case of Diller, the equivalent of 4,400,000 Common Shares and, in the case of Liberty (including, in the case of Liberty, the proportionate number of Common Shares represented by Liberty's equity interest in any BDTV Entity and Common Shares issuable to Liberty or a member of the Liberty Stockholder Group pursuant to the Holder Exchange Agreement), 4,000,000 shares of Common Stock, in each case determined on a fully diluted basis (taking into account, in the case of Diller, all unexercised Options, whether or not then exercisable).

      "EQUITY" means any and all shares of Capital Stock of the Company, securities of the Company convertible into, or exchangeable for, such shares (including, without limitation, the Exchange Shares), and options, warrants or other rights to acquire such shares.

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

       "EXCHANGE SHARES" means the Silver King Exchange Shares as defined in the Holder Exchange Agreement.

      "FAIR MARKET VALUE" means, as to any securities or other property, the cash price at which a willing seller would sell and a willing buyer would buy such securities or property in an arm's-length negotiated transaction without time constraints.

      "FCC" means the Federal Communications Commission or its successor.

      "FCC REGULATIONS" means, as of any date, all federal communications statutes and all rules, regulations, orders, decrees and policies of the FCC as then in effect, and any interpretations or waivers thereof or modifications thereto.

      "GOVERNANCE AGREEMENT" means the Amended and Restated Governance Agreement, among the Company, Diller, Vivendi, Universal and Liberty, dated as of even date herewith, as it may be amended, supplemented, restated or modified from time to time.

      "GROUP" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

      "HOLDER EXCHANGE AGREEMENT" means the Exchange Agreement, dated as of December 20, 1996, by and between the Company and Liberty HSN.

      "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "INDEPENDENT INVESTMENT BANKING FIRM" means an investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Person engaging such firm, qualified to perform the task for which it has been engaged.

      "LIBERTY HSN" means Liberty HSN, Inc., a Colorado corporation.

      "LIBERTY STOCKHOLDER GROUP" means Liberty and those Subsidiaries of Liberty that, from time to time, hold Equity subject to this Agreement.

      "LIBERTY SURVIVING CLASS B STOCK" means the Surviving Class B Stock (as defined in the Holder Exchange Agreement).

       "MARKET SALE" means a "brokers' transaction" within the meaning of
Section 4(4) of the Securities Act.

      "MINIMUM STOCKHOLDER AMOUNT" means Common Shares representing at least 50.1% of the outstanding voting power of the outstanding Common Shares.

      "OPTIONS" means options to acquire capital stock of the Company granted by the Company to Diller and outstanding from time to time.

      "PERMITTED DESIGNEE" means any Person designated by a Stockholder, who shall be reasonably acceptable to the other Stockholders (other than Universal), to exercise such Stockholder's rights pursuant to Section 4.3 or 4.4.

      "PERMITTED TRANSFEREE" means (i) with respect to Liberty, any of its Subsidiaries, (ii) with respect to Universal, Vivendi Company and any Subsidiary of Vivendi Company, and (iii) with respect to Diller, any of his 90% owned and controlled Affiliates. In addition, each of Liberty, Universal and Diller shall each be a Permitted Transferee of its respective Permitted Transferees.

      "PERSON" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

      "PUBLIC STOCKHOLDERS" means any stockholder of the Company that, together with its Affiliates (a) has sole or shared voting power with respect to Voting Securities representing no more than 10% of the voting power on the applicable vote or (b) has sole or shared power to dispose of Equity representing no more than 10% of the Equity to be tendered or exchanged in any applicable tender or exchange offer, as the case may be.

      "REFERENCE RATE" means, for any day, a fixed rate per annum equal to the yield, expressed as a percentage per annum, obtained at the official auction of 90-day United States Treasury Bills most recently preceding the date thereof plus 100 basis points.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "STOCKHOLDER" means each of Universal, Liberty and Diller.

      "STOCKHOLDER GROUP" means one or more of the Diller Stockholder Group, the Liberty Stockholder Group and the Vivendi Stockholder Group. For purposes of this Agreement, (i) prior to the time that Liberty acquires Diller's interest in a BDTV Entity, each BDTV Entity shall be deemed to be a member of the Liberty Stockholder Group except as otherwise expressly set forth herein and (ii) a Permitted Designee shall be deemed to be a member of a Stockholder's Stockholder Group (other than for purposes of Section 4.1(a)(x)).

      "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which at least a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

      "THIRD PARTY TRANSFEREE" means any Person to whom a Stockholder (including a Third Party Transferee subject to this Agreement pursuant to Sections 4.7(b) and 4.7(c)) or a Permitted Transferee Transfers Common Shares, other than a Permitted Transferee of such Stockholder or a member of another Stockholder Group.

      "TRANSACTION DOCUMENTS" means this Agreement, the Transaction Agreement, the Partnership Agreement, the Governance Agreement and any other agreements contemplated by any of the foregoing.

      "TRANSFER" means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Shares beneficially owned by a Stockholder or any interest in any Common Shares beneficially owned by a Stockholder, PROVIDED, HOWEVER, that a merger or consolidation in which a Stockholder is a constituent corporation shall not be deemed to be the Transfer of any Common Shares beneficially owned by such Stockholder (PROVIDED, that a significant purpose of any such transaction is not to avoid the provisions of this Agreement). For purposes of this Agreement, the conversion of shares of Class B Common Stock into shares of Common Stock shall not be deemed to be a Transfer.

      "VIVENDI COMPANY" means Vivendi and any of its successors.

      "VIVENDI STOCKHOLDER GROUP" means Universal, together with the Vivendi Company and any Subsidiary of the Vivendi Company that, from time to time, hold Equity subject to this Agreement.

      "VOTING SECURITIES" means at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of Directors.

      SECTION 1.2. OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

         TERM                                             SECTION
         ----                                             -------
         1997 Stockholders Agreement...................   Recitals
         Acceptance Notice.............................   Section 4.3(d)
         Appraisal.....................................   Section 4.3(h)
         Company.......................................   Recitals
         Covered Market Sale...........................   Section 4.3(a)
         Diller........................................   Preamble
         Diller Termination Date.......................   Section 6.2(a)
         Exchange Notice...............................   Section 4.6(a)
         L/D Offer Notice..............................   Section 4.4(b)
         L/D Offer Price...............................   Section 4.4(c)
         L/D Other Party...............................   Section 4.4(b)
         L/D Transferring Party........................   Section 4.4(a)
         Liberty.......................................   Preamble
         Liberty Proxy.................................   Section 3.4(a)
         Liberty Proxy Shares..........................   Section 3.4(a)
         Liberty Termination Date......................   Section 6.2(b)
         Litigation....................................   Section 6.11
         Non-Transferring Stockholder..................   Section 4.6(a)
         Offer Notice..................................   Section 4.3(b)
         Offer Price...................................   Section 4.3(c)
         Other Stockholder.............................   Section 4.3(b)
         Partnership...................................   Recitals
         Partnership Agreement.........................   Recitals
         Regulation 14A................................   Section 2.1(a)
         Restricted Period.............................   Section 2.1(a)
         Tag-Along Notice..............................   Section 4.2(a)


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         TERM                                             SECTION
         ----                                             -------
         Tag-Along Sale................................   Section 4.2(a)
         Tag-Along Shares..............................   Section 4.2(a)
         Transaction Agreement.........................   Recitals
         Transactions..................................   Preamble
         Transferring Party............................   Section 4.3(a)
         Transferring Stockholders.....................   Section 4.6(a)
         Universal.....................................   Preamble
         Universal Proxy...............................   Section 3.3(a)
         Universal Proxy Shares........................   Section 3.3(a)
         Universal Termination Date....................   Section 6.2(a)
         USANi Sub.....................................   Recitals
         Vivendi.......................................   Preamble

     SECTION 1.3. OTHER DEFINITIONAL PROVISIONS. (a) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

     (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     (c) For purposes of calculating the amount of outstanding Common Shares or Equity as of any date and the number of Common Shares or Equity beneficially owned by any Person as of any date, (i) any Common Shares held in the Company's treasury or owned by any Subsidiaries of the Company shall be disregarded and
(ii) all Exchange Shares shall be assumed to have been converted into Common Shares.

                                  ARTICLE II

                                  STANDSTILL

     SECTION 2.1. DILLER STANDSTILL WITH VIVENDI. (a) Diller agrees that, prior to the earliest of (i) the fourth anniversary of the Closing Date, (ii) the sale of all or substantially all of the assets of Vivendi and its Subsidiaries to another Person other than a Subsidiary of Vivendi, or (iii) the effective time of any merger or consolidation of Vivendi with or into any other Person, other than a merger or consolidation in which a majority of the shares of the surviving entity are held by the holders of Vivendi's voting securities immediately prior to such effective time (the "RESTRICTED PERIOD"), he and his Affiliates will not, in any manner, whether publicly or otherwise, directly or indirectly, without the prior written consent of Vivendi, unless specifically requested in writing by the CEO of Vivendi or by a resolution of a majority of the board of directors of Vivendi:

          (i) acquire, agree to acquire or make any proposal to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of
     (A) any voting securities if immediately after such acquisition, the voting securities beneficially owned, in the aggregate, by Diller and its Affiliates would exceed five percent (5%) of the outstanding voting securities of Vivendi or (B) any significant assets of Vivendi, or any of its Subsidiaries (other than assets acquired in the ordinary course of business); PROVIDED, HOWEVER, that this clause shall not be deemed to be violated by the indirect acquisition of voting securities of Vivendi as a result of an acquisition by Diller of another Person that holds such voting securities so long as the voting securities of Vivendi held by such Person do not exceed 1% of such Person's total assets;

          (ii) propose to enter into, directly or indirectly, any merger, tender offer or other business combination or similar transaction involving Vivendi or any of its Subsidiaries (including a purchase of a material portion of their assets);

          (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Regulation 14A ("REGULATION 14A") under the Exchange Act but without regard to the exclusion set forth in clause (2)(iv) of the definition of "solicitation") to vote, or seek to advise or influence any Person with respect to the voting of, any securities of Vivendi or any of its Subsidiaries, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A but without regard to the exclusion set forth in clause
     (2)(iv) of the definition of "solicitation") whether or not such solicitation is subject to regulation under Regulation 14A;

          (iv) grant any proxy with respect to any voting securities of Vivendi (other than to Vivendi, its Affiliates or the CEO of Vivendi);

          (v) call, or seek to call, a meeting of Vivendi's shareholders or initiate any shareholder proposal for action by shareholders of Vivendi;

          (vi) bring any action or otherwise act to contest the validity of this
     Article II or seek a release of the restrictions contained herein;

          (vii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Vivendi or any of its Subsidiaries or deposit any voting securities of Vivendi in a voting trust or subject any voting securities of Vivendi to any arrangement or agreement with respect to the voting of such voting securities or other agreement having similar effect;

          (viii) otherwise act, alone or in concert with others, to seek to affect or influence the control of the management or the board of directors of Vivendi or the business, operations or policies of Vivendi;

          (ix) enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person (other than Diller's financial advisors, agents, other advisors or representatives) regarding a business combination involving Vivendi, any other purchase of any voting securities involving Vivendi, or significant assets of Vivendi;

          (x) disclose any intention, plan or arrangement inconsistent with the foregoing; or

          (xi) advise or assist any other Person in connection with any of the foregoing.

Diller also agrees that, during the Restricted Period, neither he nor anyone acting on his behalf will (x) request Vivendi or any of its directors, officers, employees, agents, advisors or representatives, directly or indirectly, to amend or waive any provision of this Article II (including this sentence) or (y) take any action which might require Vivendi to make a public announcement regarding the possibility of a business combination, merger or extraordinary transaction.

     (b) Notwithstanding Section 2.1(a), Diller or any of his Affiliates shall be permitted during the Restricted Period to submit a proposal addressed to the board of directors of Vivendi that proposes a merger or other business combination involving Vivendi if (i) Vivendi shall have publicly announced that it has entered into a definitive agreement providing for: (A) any acquisition from Vivendi or from one or more stockholders thereof (by tender or exchange offer or other public offer), or both, more than 50% of the outstanding voting or equity securities of Vivendi, (B) any acquisition of all, or substantially all, the assets of Vivendi and its Subsidiaries or (C) a merger, consolidation, statutory share exchange or similar transaction between or involving Vivendi and another Person (other than a merger or consolidation in which a majority of the voting shares of the surviving entity are held by the holders of Vivendi's voting securities immediately prior to such effective time); or (ii) any Person shall have commenced a tender offer or exchange offer that is likely to result in any Person or group beneficially owning 50% or more of the voting securities of Vivendi; PROVIDED, that in the case of this clause (ii), the right to make a proposal pursuant to this Section 2.1(b) shall cease upon the withdrawal or termination of such unsolicited tender offer or exchange offer or proposal unless Diller or any of his Affiliates shall have submitted a proposal prior to such withdrawal or termination.

                                  ARTICLE III

                              CORPORATE GOVERNANCE

     SECTION 3.1. VOTING ON CERTAIN MATTERS. (a) In the event that Section 2.03 of the Governance Agreement is applicable, in connection with any vote or action by written consent of the stockholders of the Company relating to any matter that constitutes a Contingent Matter, each Stockholder agrees (and agrees to cause each member of its Stockholders Group, if applicable), with respect to any Common Shares with respect to which it or he has the power to vote (whether by proxy, the ownership of voting securities of a BDTV Entity or otherwise) (including all shares held by any BDTV Entity), to vote against (and not act by written consent to approve) such Contingent Matter (including not voting or not executing a written consent with respect to the Common Shares beneficially owned by a BDTV Entity) if Liberty and Diller have not consented to such Contingent Matter in accordance with the provisions of the Governance Agreement and to take or cause to be taken all other reasonable actions required, to the extent permitted by law, to prevent the taking of any action by the Company with respect to a Contingent Matter without the consent of Liberty.

     (b) Each Stockholder agrees to vote (and cause each member of its or his Stockholder Group to vote, if applicable), or act by written consent with respect to any Common Shares with respect to which it or he has the power to vote (whether by proxy, the ownership of voting securities of a BDTV Entity or otherwise) (including all shares held by any BDTV Entity) in favor of (i) each of the designees of Universal which Universal has a right to designate pursuant to the Governance Agreement, and (ii) each of the designees of Liberty which Liberty has a right to designate pursuant to the Governance Agreement.

     (c) Upon the written request of Universal or Liberty, each Stockholder, in such Stockholder's capacity as a stockholder only, agrees to vote (and cause each member of its Stockholders Group to vote, if applicable), or act by written consent with respect to any Common Shares with respect to which it or he has the power to vote (whether by proxy, the ownership of voting securities of a BDTV Entity or otherwise) (including all shares held by any BDTV Entity) and otherwise take or cause to be taken all actions necessary to remove any Director designated by such requesting party and to elect any replacement Director designated by such party as provided in the Governance Agreement. Unless all the Stockholders otherwise agree, no Stockholder or any member of its Stockholders Group shall take any action to cause the removal of any Director designated by Universal or any Director designated by Liberty except (i) in the case of a Director designated by Universal, upon the written request of Universal, and
(ii) in the case of a Director designated by Liberty, upon the written request of Liberty.

     (d) For purposes of Sections 3.1 and 3.4 and Article V of this Agreement as well as the 1997 Stockholders Agreement, each of Liberty, Universal and Diller hereby consents and agrees to the taking of any action by any of Diller, a BDTV Entity, Universal or Liberty, which action is reasonably necessary or appropriate to approve and consummate the transactions pursuant to the Transaction Agreement and the Transaction Documents (and including Diller's arrangements with the Partnership). Neither Diller nor Liberty shall enter into, or permit any material amendment to, or waiver or modification of material rights or obligations under the Transaction Agreement or the Transaction Documents (including by the Company) without the prior written consent of the other Stockholder. The consent granted by the first sentence of this paragraph is intended to be specifically limited by the foregoing sentence.

     (e) Liberty will not be deemed to be in violation of paragraphs (a), (b) or
(c) of this Section 3.1 as a result of any action by Diller (including by a BDTV Entity as a result of an action by Diller) that is not within Liberty's control.

     SECTION 3.2. RESTRICTIONS ON OTHER AGREEMENTS. No Stockholder or any of its or his Permitted Transferees shall enter into or agree to be bound by any stockholder agreements or arrangements of any kind with any Person with respect to any Equity (including, without limitation, the deposit of any Common Shares in a voting trust or forming, joining or in any way participating in or assisting in the formation of a Group with respect to any Common Shares, other than any such Group consisting exclusively of Liberty, Universal and Diller and any of their respective Affiliates, Permitted Designees and Permitted Transferees) and no Stockholder (other than Universal or Liberty or any of their respective Permitted Transferees) or any of its or his Permitted Transferees shall enter into or agree to be bound by any agreements or arrangements of any kind with any Person to incur indebtedness for purposes of purchasing Equity (other than to exercise Options or to purchase Common Shares pursuant to Section
4.3 or 4.4 of this Agreement), except (i) for such agreements or arrangements as are now in effect or as are contemplated by the Transaction Documents, (ii) in connection with a proposed sale of

BDTV Entity securities or Common Shares otherwise permitted hereunder or (iii) for such agreements or arrangements with a Permitted Designee reasonably acceptable to the other Stockholders and not inconsistent with or for the purpose of evading the terms of this Agreement.

     SECTION 3.3. IRREVOCABLE PROXY OF UNIVERSAL. (a) (i) Until the earlier of the date that Diller ceases to exercise rights under this Section 3.3 pursuant to Section 6.2(c) or the Universal Termination Date, Diller shall be entitled to exercise voting authority and authority to act by written consent over all shares of Common Stock beneficially owned by each member of the Vivendi Stockholder Group, and (ii) until Diller ceases to exercise rights under this
Section 3.3 pursuant to Section 6.2(c), Diller shall be entitled to exercise voting authority to act by written consent over all shares of Class B Common Stock beneficially owned by each member of the Vivendi Stockholder Group (the shares referred to in clauses (i) and (ii), collectively, the "UNIVERSAL PROXY SHARES"), in each case, on all matters submitted to a vote of the Company's stockholders or by which the Company's stockholders may act by written consent pursuant to a conditional proxy (which proxy is irrevocable and coupled with an interest for purposes of Section 212 of the Delaware General Corporation Law) (the "UNIVERSAL PROXY"); PROVIDED, that in the event that Diller is removed by the Board as CEO for any reason other than Cause, Diller shall be deemed to continue to be CEO hereunder and shall be entitled to exercise the Universal Proxy set forth herein until the earlier of (A) such time as he has abandoned efforts to cause his reinstatement as CEO and (B) the next stockholders meeting of the Company at which he had an adequate opportunity to nominate and elect his slate of directors (unless at such stockholders meeting Diller's slate of directors is elected and Diller is promptly thereafter reinstated as CEO).

     (b) The Universal Proxy shall terminate as provided for in Section 3.3(a) or, if earlier, (i) immediately upon a material breach by Diller of Section 3.1(b)(i) or Section 3.1(c) (as applicable to Universal) or of Article II (which breach is not cured promptly following receipt by Diller of written notice of such breach from Vivendi), (ii) at such time as Diller has been convicted of, or has pleaded guilty to, any felony involving moral turpitude or (iii) at such time as Diller ceases to beneficially own 20,000,000 Common Shares with respect to which he has a pecuniary interest; PROVIDED, in the case of clauses (ii) and
(iii) above, that Universal sends notice of such termination to Diller within 30 days after the event giving rise to such termination, in which case the Universal Proxy shall terminate immediately upon the receipt of such notice.

     (c) Notwithstanding anything to the contrary set forth in this Agreement, the Universal Proxy is personal to Diller and may not be assigned by Diller by operation of law or otherwise and shall not inure to Diller's successors without the prior written consent of Universal.

     SECTION 3.4. IRREVOCABLE PROXY OF LIBERTY. (a) Subject to paragraphs (b) and (c) below, until the earlier of the date that (x) Diller is no longer CEO or
(y) Diller is Disabled, Diller shall be entitled to exercise voting authority and authority to act by written consent over all Common Shares beneficially owned by each member of the Liberty Stockholder Group (the "LIBERTY PROXY SHARES"), on all matters submitted to a vote of the Company's stockholders or by which the Company's stockholders may act by written consent pursuant to a conditional proxy (which proxy is irrevocable and coupled with an interest for purposes of Section 212 of the Delaware General Corporation Law) (the "LIBERTY PROXY"); PROVIDED, that in the event that Diller is removed by the Board as CEO for any reason other than Cause, Diller shall be deemed to continue to be CEO hereunder and shall be entitled to the Liberty Proxy set forth herein until the earlier of (A) such time as he has abandoned efforts to cause his reinstatement as CEO and (B) the next stockholders meeting of the Company at which he had an adequate opportunity to nominate and elect his slate of directors (unless at such stockholders meeting Diller's slate of directors is elected and Diller is promptly thereafter reinstated as CEO).

     (d) Notwithstanding the foregoing, the Liberty Proxy shall not be valid with respect to any of the Liberty Proxy Shares in connection with any vote for (or consent to approve) any matter that is a Contingent Matter which Liberty has the right to consent to pursuant to the terms of the Governance Agreement with respect to which Liberty has not consented.

     (e) The Liberty Proxy shall terminate as provided for in Section 3.4(a) or, if earlier, (i) immediately upon a material breach by Diller of the terms of
Section 3.1(a), Section 3.1(b)(ii), Section 3.1(c) (as applicable to Liberty) or
Section 3.4(b) of this Agreement, (ii) at such time as Diller has been convicted of, or has pleaded guilty to, any felony involving moral turpitude or (iii) at such time as Diller ceases to beneficially own 20,000,000 Common Shares with respect to which he has a pecuniary interest; PROVIDED, in the case of clauses
(ii) and (iii) above, that Liberty sends notice of such termination to Diller within 30 days after receiving notice of the event giving rise to such termination, in which case the Liberty Proxy shall terminate immediately upon the receipt of such notice.

     (f) Notwithstanding anything to the contrary set forth herein, the Liberty Proxy is personal to Diller and may not be assigned by Diller and shall not inure to Diller's successors without the prior written consent of Liberty.

     SECTION 3.5. COOPERATION. Each Stockholder shall vote (or act or not act by written consent with respect to) all of its Common Shares (and any Common Shares with respect to which it has the power to vote (whether by proxy or otherwise) and shall, as necessary or desirable, attend all meetings in person or by proxy for purposes of obtaining a quorum, and execute all written consents in lieu of meetings, as applicable, to effectuate the provisions of this Article III.

                                  ARTICLE IV.

                            TRANSFER OF COMMON SHARES

     SECTION 4.1. RESTRICTIONS ON TRANSFER BY LIBERTY AND DILLER. (a) Until the CEO Termination Date or such time as Diller becomes Disabled, subject to the other provisions of this Agreement, neither Liberty nor Diller shall Transfer or otherwise dispose of (including pledges), directly or indirectly, any Common Shares beneficially owned by its Stockholder Group other than (w) Transfers of Common Shares by Diller in order to pay taxes arising from the granting, vesting and/or exercise of the Options, (x) Transfers of Common Shares by Liberty to members of the Liberty Stockholder Group or by Diller to members of the Diller Stockholder Group, (y) a pledge or grant of a security interest in vested Common Shares (other than the pledge of certain Common Shares pursuant to prior arrangements between Diller and the Company) or pledges by a member of the Liberty Stockholder Group of securities of a BDTV Entity that Liberty is entitled to Transfer under (b)(iii) below in connection with bona fide indebtedness in which the pledgee of the applicable Common Shares (or securities of such BDTV Entity) agrees that, upon any default or exercise of its rights under such pledge or security arrangement, it will offer to sell the pledged Common Shares (or securities of such BDTV Entity) to the non-pledging Stockholder(s) (or its or his designee) for an amount equal to the lesser of the applicable amount of such indebtedness and the fair market value of such pledged Common Shares (or securities of such BDTV Entity), and (z) Transfers of Options or Common Shares to the Company by Diller or his Affiliates in connection with a "cashless" exercise of the Options (including Options granted to Diller on the date hereof or in the future). The restrictions on Transfer by Liberty provided in this Section 4.1 shall be for the sole benefit of Diller and the restrictions on Transfer by Diller provided in this Section 4.1 shall be for the sole benefit of Liberty.

     (b) Notwithstanding the restrictions contained in subsection (a) above (and in addition to the foregoing exceptions, but subject to the right of first refusal described in Section 4.4 on behalf of Diller (or his designee) with respect to Transfers by members of the Liberty Stockholder Group and to a right of first refusal on behalf of Liberty (or its designee) with respect to Transfers by members of the Diller Stockholder Group (which rights shall be assignable)): (i) either Liberty or Diller may Transfer all or any portion of the Common Shares beneficially owned by its Stockholder Group (and, in the case of Liberty only, its entire interest in the BDTV Entities) to an unaffiliated third party or to Universal, PROVIDED, HOWEVER, that a Transfer by either Liberty or Diller to a third party or to Universal shall be subject to the tag-along right pursuant to Section 4.2, and (ii) either Liberty or Diller may Transfer any portion of the Common Shares (including, in the case of Liberty, all or a portion of a BDTV Entity interest) held by its Stockholder Group to an unaffiliated third party; PROVIDED that, (a) following such Transfer such Stockholder Group retains its Eligible Stockholder Amount of Common Shares and
(b) in the case of the Transfer of an interest in or Common Shares held by a BDTV Limited Entity as of the date hereof, following such Transfer, Liberty, Diller and Universal, to the extent Universal remains subject to this Agreement, and each of their respective Stockholder Groups collectively beneficially own the Minimum Stockholder Amount. Notwithstanding the previous sentence and the restrictions contained in paragraph (a) above and subject to the requirement, with respect to a Transfer by Liberty of an interest in or Common Shares held by a BDTV Limited Entity as of the date hereof, that the Stockholders and their respective Stockholder Groups collectively beneficially own the Minimum Stockholder Amount, either Liberty or Diller may transfer any of its Common Shares in one or more transactions that comply with the requirements of Rule 144 or 145 (as applicable) under the Securities Act.

     SECTION 4.2. TAG-ALONG FOR DILLER AND LIBERTY FOR TRANSFERS BY THE OTHER.
(a) If either Diller or Liberty shall desire to Transfer to any third party, including Universal and the members of its Stockholder Group, any of the Common Shares beneficially owned by him or it or any member of his or its Stockholder Group (other than as set forth in paragraph (e) below), in one transaction or a series of related transactions (the "TAG-ALONG SALE"), Diller or Liberty, as applicable, shall give prior written notice to the other of such intended Transfer. Such notice (the "TAG-ALONG NOTICE") shall set forth the terms and conditions of such proposed Transfer, including the number of Common Shares proposed to be Transferred (the "TAG-ALONG SHARES"), the purchase price per Common Share proposed to be paid therefor and the payment terms and type of Transfer to be effectuated.

     (b) Within 10 days after delivery of the Tag-Along Notice by Diller or Liberty to the other, as applicable, Liberty or Diller, respectively, shall, by written notice to the other, have the opportunity and right to sell to such third party in such proposed Transfer (upon the same terms and conditions as Diller or Liberty, as applicable) up to that number of Common Shares beneficially owned by Liberty or Diller (including Liberty's pro rata portion of any shares held by a BDTV Entity) as shall equal the product of (x) a fraction, the numerator of which is the number of Tag-Along Shares and the denominator of which is the aggregate number of Common Shares beneficially owned as of the date of the Tag-Along Notice by Diller and his Affiliates (excluding shares held by any BDTV Entity that were not contributed by Diller) or Liberty and its Affiliates (including Common Shares held by any BDTV Entity that were contributed by Liberty), multiplied by (y) the number of Common Shares beneficially owned by Liberty or Diller, as applicable (including Liberty's pro rata portion of any shares held by a BDTV Entity) as of the date of the Tag-Along Notice. The number of Common Shares that Diller or Liberty may sell to a third party pursuant to Section 4.2(a) shall be determined by multiplying the maximum number of Tag-Along Shares that such third party is willing to purchase on the terms set forth in the Tag-Along Notice by a fraction, the numerator of which is the number of Common Shares that such Stockholder proposes to sell hereunder (subject to the maximum amount for Diller or Liberty, as applicable, calculated pursuant to the preceding sentence) and the denominator of which is the aggregate number of Common Shares that Diller and Liberty propose to sell hereunder.

     (c) At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, Liberty or Diller, as applicable, shall deliver, free and clear of all liens (other than liens caused by the other party), to such third party certificates evidencing the Common Shares to be sold thereto duly endorsed with Transfer powers and shall receive in exchange therefore the consideration to be paid by such third party in respect of such Common Shares as described in the Tag-Along Notice. No transferee shall be required to purchase shares of a BDTV Entity in connection with the Tag-Along Sale and each of Liberty and Diller shall cooperate so that any transferee will be able to purchase directly any Common Shares held by a BDTV Entity and not the shares of any BDTV Entity.

     (d) Neither Diller and the members of his Stockholders Group, on the one hand, nor Liberty and the members of its Stockholders Group, on the other hand, shall effect any Transfer or Transfers constituting a Tag-Along Sale absent compliance with this Section 4.2.

     (e) This Section 4.2 shall not be applicable to the Transfer by Diller or any member of his Stockholder Group (i) of an aggregate of not more than 4,000,000 Common Shares within any rolling twelve-month period, (ii) pursuant to
Section 4.1(a)(w) or 4.1(a)(z), (iii) in a Market Sale or (iv) following such time as Diller is no longer CEO other than any Transfer made in connection with Diller ceasing to be CEO.

     SECTION 4.3. RIGHT OF FIRST REFUSAL OF DILLER ON TRANSFERS BY UNIVERSAL.
(a) Any Transfer of Common Shares by Universal or any member of its Stockholder Group (the "TRANSFERRING PARTY") will be subject to the right of first refusal provisions of this Section 4.3 other than a Transfer (i) between Universal and any member of the Vivendi Stockholder Group or between members of the Vivendi Stockholder Group, (ii) in connection with any Market Sale (other than any Market Sale (a "COVERED MARKET SALE") involving the Transfer of 1,000,000 or more Common Shares in any rolling twelve month period), (iii) of an aggregate of not more than 4,000,000 Common Shares within any rolling twelve-month period, or
(iv) contemplated by Section 8.07 of the Partnership Agreement.

     (b) Prior to effecting any Transfer described in Section 4.3(a), the Transferring Party shall deliver a written notice (the "OFFER NOTICE") to Diller, which Offer Notice shall specify (i) the Person to whom the Transferring Party proposes to make such Transfer or the proposed manner of Transfer in the case of a public offering or a Covered Market Sale, (ii) the number or amount and description of the Common Shares to be Transferred, (iii) except in the case of a public offering or a Covered Market Sale, the Offer Price (as defined below), and (iv) all other material terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, and which Offer Notice shall be accompanied by any written offer from the prospective transferee to purchase such Common Shares, if available and permitted pursuant to the terms thereof. The Offer Notice shall constitute an irrevocable offer to Diller or his designee, for the period of time described below, to purchase all (but not less than all) of such Common Shares upon the same terms specified in the Offer Notice, subject to Section 4.3(g) and as otherwise set forth in this Section
4.3. Diller may elect to purchase all (but not less than all) of the Common Shares at the Offer Price (or, if the Offer Price includes property other than cash, the equivalent in cash of such property as determined in accordance with
Section 4.3(g)) and upon the other terms and conditions specified in the Offer Notice.

     (c) For purposes of this Section 4.3, "OFFER PRICE" shall be defined to mean on a per share or other amount of Common Shares basis (i) in the case of a third party tender offer or exchange offer, the tender offer or exchange offer price per Common Share taking into account any provisions thereof with respect to proration and any proposed second step or "back-end" transaction, (ii) in the case of a public offering or a Covered Market Sale, the Current Market Value per Common Share as of the date the election notice of Diller hereinafter described is delivered and (iii) in the case of a privately-negotiated transaction, the proposed sale price per Common Share.

     (d) If Diller elects to purchase the offered Common Shares, he shall give notice (the "ACCEPTANCE NOTICE") to the Transferring Party within 10 Business Days of his receipt of the Offer Notice of his election (or in the case of a third party tender offer or exchange offer, not later than five Business Days prior to the expiration date of such offer, PROVIDED that all conditions to such offer (other than with respect to the number of Common Shares tendered) shall have been satisfied or waived and the Offer Notice shall have been provided at least ten Business Days prior to the expiration date of such offer), which shall constitute a binding obligation, subject to standard terms and conditions for a stock purchase contract between two significant stockholders of an issuer (provided that the Transferring Party shall not be required to make any representations or warranties regarding the business of the Company), to purchase the offered Common Shares, which Acceptance Notice shall include the date set for the closing of such purchase, which date shall be no later than 20 Business Days following the delivery of such Acceptance Notice, or, if later, five Business Days after receipt of all required regulatory approvals; PROVIDED that the closing shall only be delayed pending receipt of required regulatory approvals if (i) Diller is using reasonable efforts to obtain the required regulatory approvals, (ii) there is a reasonable prospect of receiving such regulatory approvals and (iii) if such closing is delayed more than 90 days after the date of the Acceptance Notice, then Diller agrees to pay interest at the Reference Rate to the Transferring Party from such date to the closing date. Notwithstanding the foregoing, such time periods shall not be deemed to commence with respect to any purported notice that does not comply in all material respects with the requirements of this Section 4.3(d). Diller may assign its rights to purchase under this Section 4.3 to any Person who is a Permitted Designee.

     (e) Subject to Section 4.3(f) in the case of a Covered Market Sale, if Diller does not respond to the Offer Notice within the required response time period or elects not to purchase the offered Common Shares, the Transferring Party shall be free to complete the proposed Transfer (to the same proposed transferee, in the case of privately-negotiated transaction) on terms no less favorable to the Transferring Party or its Affiliate, as the case may be, than those set forth in the Offer Notice, PROVIDED that (x) such Transfer is closed within (I) 90 days after the latest of (A) the expiration of the foregoing required response time periods, or (B) the receipt by the Transferring Party of the foregoing Acceptance Notice or, in the case of (A) or (B), if later, five Business Days following receipt of all required regulatory approvals; PROVIDED that the closing shall only be delayed pending receipt of required regulatory approvals if (i) the Transferring Stockholder is using reasonable efforts to obtain the required regulatory approvals and (ii) there is a reasonable prospect of receiving such regulatory approvals or, (II) in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of a registration statement filed with the Commission pursuant to this Agreement, and (y) the price at which the Common Shares are transferred must be equal to or higher than the Offer Price (except in the case of a public offering, in which case the price at which the Common Shares are sold (before deducting underwriting discounts and commissions) shall be equal to at least 90% of the Offer Price).

     (f) If Diller does not respond to the Offer Notice with respect to a Covered Market Sale within the required response time period or elects not to purchase the offered Common Shares, the Transferring Party shall be free to complete the proposed Covered Market Sale in one or more transactions during the 90-day period commencing on the latest of (i) the expiration of the required response time period described in Section 4.3(d) or (ii) receipt by the Transferring Party of the election notice described in Section 4.3(d), PROVIDED that the price at which each Common Share is transferred (excluding brokerage commissions) shall be at least equal to 90% of the Offer Price.

     (g) If (i) the consideration specified in the Offer Notice consists of, or includes, consideration other than cash or a publicly traded security for which a closing market price is published for each Business Day, or (ii) any property other than Common Shares is proposed to be transferred in connection with the transaction to which the Offer Notice relates, then the price payable by Diller under this Section 4.3 for the Common Shares being transferred shall be equal to the Fair Market Value of such consideration which shall be determined in the manner set forth in Section 4.3(h). Notwithstanding anything to the contrary contained in this Section 4.3, the time periods applicable to an election by Diller to purchase the offered securities set forth in Section 4.3(a) shall not be deemed to commence until the Fair Market Value has been determined, PROVIDED that, in the case of a third party tender offer or exchange offer, in no event shall any such election be permitted later than five Business Days prior to the latest time by which Common Shares shall be tendered in order to be accepted pursuant to such offer or to qualify for any proration applicable to such offer if all conditions to such offer (other than the number of shares tendered) have been satisfied or waived. Each of Diller and Universal agrees to use its best efforts to cause the Fair Market Value to be determined as promptly as practicable but in no event later than 10 Business Days after the receipt by Diller of the Offer Notice.

     (h) Promptly upon receipt by the Transferring Party of the Acceptance Notice, each of Universal and Diller shall select an Independent Investment Banking Firm each of which shall promptly make a determination (each such determination, an "APPRAISAL") of the Fair Market Value of the Transferring Party's Equity. If the higher of such Appraisals is less than or equal to 110% of the lower of such Appraisals, then the Fair Market Value shall be equal to the average of such Appraisals. If the higher of such Appraisals is greater than 110% of the lower of such Appraisals, then a third Independent Investment Banking Firm (which shall be an Independent Investment Banking Firm that shall not have been engaged by the Company, Universal or Diller for the three years prior to the date of such selection) shall be selected by the first two Independent Investment Banking Firms, which third Independent Investment Banking Firm shall promptly make a determination of the Fair Market Value. The Fair Market Value shall equal the average of the two of such three Appraisals closest in value (or if there are no such two, then of all three Appraisals).

     SECTION 4.4. RIGHT OF FIRST REFUSAL BETWEEN LIBERTY AND DILLER. (a) Any Transfer of Common Shares by a member of the Liberty Stockholder Group or a member of the Diller Stockholder Group (the "L/D TRANSFERRING PARTY") will be subject to the right of first refusal provisions of this Section 4.4, other than a Transfer by a member of the Liberty Stockholder Group or the Diller Stockholder Group permitted by Section 4.1(a) hereof, a Transfer that is a sale described in Section 4.2(e)(i) or a Market Sale that is not a Covered Market Sale.

     (b) Prior to effecting any Transfer referred to in Section 4.4(a), the L/D Transferring Party shall deliver written notice (the "L/D OFFER NOTICE") to Diller, if the L/D Transferring Party is a member of the Liberty Stockholder Group, or to Liberty, if the L/D Transferring Party is a member of the Diller Stockholder Group (the recipient of such notice, the "L/D OTHER PARTY"), which Offer Notice shall specify (i) the Person to whom the L/D Transferring Party proposes to make such Transfer or the proposed manner of Transfer in the case of a public offering or a Covered Market Sale, (ii) the number or amount and description of the Common Shares to be Transferred, (iii) except in the case of a public offering or a Covered Market Sale, the L/D Offer Price (as defined below), and (iv) all other material terms and conditions of the proposed Transfer, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, and which Offer Notice shall be accompanied by any written offer from the prospective transferee to purchase such Common Shares, if available and permitted pursuant to the terms thereof. The L/D Offer Notice shall constitute an irrevocable offer to the L/D Other Party, for the period of time described below, to purchase all (but not less than all) of such Common Shares.

     (c) For purposes of this Section 4.4, "L/D OFFER PRICE" shall mean the purchase price per Common Share to be paid to the L/D Transferring Party in the proposed transaction (as it may be adjusted in order to determine the net economic value thereof). In the event that the consideration payable to the L/D Transferring Party in a proposed transaction consists of securities, the purchase price per share shall equal the fair market value of such securities divided by the number of Common Shares to be Transferred. Such fair market value shall be the market price of any publicly traded security and, if such security is not publicly traded, the fair market value shall be equal to the Fair Market Value (calculated in accordance with the method described in Section 4.3(h)) of such security.

     (d) If the L/D Other Party elects to purchase the offered Common Shares, it shall give notice to the L/D Transferring Party within ten Business Days after receipt of the L/D Offer Notice of its election (or in the case of a third party tender offer or exchange offer, not later than five Business Days prior to the expiration date of such offer, PROVIDED that all conditions to such offer (other than with respect to the number of Common Shares tendered) shall have been satisfied or waived and the L/D Offer Notice shall have been provided at least ten Business Days prior to the expiration date of such offer), which shall constitute a binding obligation, subject to standard terms and conditions for a stock purchase contract between two significant stockholders of an issuer (provided that the L/D Transferring Party shall not be required to make any representations or warranties regarding the business of the Company), to purchase the offered Common Shares, which notice shall include the date set for the closing of such purchase, which date shall be no later than 20 Business Days following the delivery of such election notice, or, if later, five Business Days after receipt of all required regulatory approvals; PROVIDED that the closing shall only be delayed pending receipt of required regulatory approvals if (i) the L/D Other Party is using reasonable efforts to obtain the required regulatory approvals, (ii) there is a reasonable prospect of receiving such regulatory approvals and (iii) if such closing is delayed more than 90 days after the date of the L/D Other Party's notice of election to purchase, then the L/D Other Party agrees to pay interest at the Reference Rate to the L/D Transferring Party from such date to the closing date. Notwithstanding the foregoing, such time periods shall not be deemed to commence with respect to any purported notice that does not comply in all material respects with the requirements of this Section 4.4(d). Liberty and Diller may assign their respective rights to purchase under this Section 4.4 to any Person who is a Permitted Designee.

     (e) Subject to Section 4.4(f) in the case of a Covered Market Sale, if the L/D Other Stockholder does not respond to the L/D Offer Notice within the required response time period or elects not to purchase the offered Common Shares, the L/D Transferring Party shall be free to complete the proposed Transfer (to the same proposed transferee, in the case of a privately-negotiated transaction) on terms no less favorable to the L/D Transferring Party or its Affiliate, as the case may be, than those set forth in the L/D Offer Notice, provided that (x) such Transfer is closed within (I) 90 days after the latest of
(A) the expiration of the foregoing required response time periods, or (B) the receipt by the L/D Transferring Party of the foregoing election notice or, in the case of (A) or (B), if later, five Business Days following receipt of all required regulatory approvals; PROVIDED that the closing shall only be delayed pending receipt of required regulatory approvals if (i) the L/D Transferring Stockholder is using reasonable efforts to obtain the required regulatory approvals and (ii) there is a reasonable prospect of receiving such regulatory approvals, or (II) in the case of a public offering, within 20 days of the declaration by the Commission of the effectiveness of a registration statement filed with the Commission pursuant to this Agreement, and (y) the price at which the Common Shares are transferred must be equal to or higher than the L/D Offer Price (except in the case of a public offering, in which case the price at which the Common Shares are sold (before deducting underwriting discounts and commissions) shall be equal to at least 90% of the L/D Offer Price).

     (f) If the L/D Other Stockholder does not respond to the L/D Offer Notice with respect to a Covered Market Sale within the required response time period or elects not to purchase the offered Common Shares, the L/D Transferring Party shall be free to complete the proposed Covered Market Sale in one or more transactions during the 90-day period commencing on the latest of (i) the expiration of the required response time period described in Section 4.4(d) or
(ii) receipt by the L/D Transferring Party of the election notice described in
Section 4.4(d), PROVIDED that the price at which each Common Share is transferred (excluding brokerage commissions) shall be at least equal to 90% of the L/D Offer Price.

     (g) If the L/D Other Party elects to exercise its right of first refusal under this Section 4.4, the L/D Other Party shall pay the L/D Offer Price in cash (by wire transfer of immediately available funds) or by the delivery of marketable securities having an aggregate fair market value equal to the L/D Offer Price, PROVIDED, that if the securities to be so delivered by the L/D Other Party would not, in the L/D Transferring Party's possession, have at least the same general degree of liquidity as the securities the L/D Transferring Party was to receive in such proposed transaction (determined by reference to the L/D Transferring Party's ability to dispose of such securities (including, without limitation, the trading volume of such securities and the L/D Other Party's percentage ownership of the issuer of such securities)), then the L/D Other Party shall be required to deliver securities having an appraised value (calculated in accordance with the method described in Section 4.3(h)) equal to the L/D Offer Price. If the L/D Other Party delivers securities in payment of the L/D Offer Price, it will cause the issuer of such securities to provide the L/D Transferring Party with customary registration rights related thereto (if, in the other transaction, the L/D Transferring Party would have received cash, cash equivalents, registered securities or registration rights). Each of Diller and Liberty agrees to use his or its commercially reasonable efforts (but not to expend any money) to preserve for the other Stockholder, to the extent possible, the tax benefits available to it in such proposed transaction, and to otherwise seek to structure such transaction in the most tax efficient method available. Notwithstanding the foregoing, if Diller pays the L/D Offer Price in securities, such securities must be securities that Liberty is permitted to own under applicable FCC Regulations.

     (h) Notwithstanding anything to the contrary contained in this Section 4.4, the time periods applicable to an election by the L/D Other Party to purchase the offered securities shall not be deemed to commence until the fair market value has been determined, provided that, in the case of a third party tender offer or exchange offer, in no event shall any such election be permitted later than five Business Days prior to the latest time by which Common Shares shall be tendered in such offer if all conditions to such offer (other than the number of shares tendered) have been satisfied or waived. Each of Diller and Liberty agrees to use his and its best efforts to cause the fair market value to be determined as promptly as practicable, but in no event later than ten Business Days after the receipt by the L/D Other Stockholder of the L/D Offer Notice.

     SECTION 4.5. (a) Subject to the right of first refusal of Diller pursuant to Section 4.3, any direct or indirect Transfer of Common Shares by a member of the Vivendi Stockholder Group with respect to which Diller would have a right of first refusal pursuant to Section 4.3 will be subject to a right of first refusal by Liberty on the same terms and conditions as are applicable to Diller pursuant to Section 4.3, mutatis mutandis.

     (b) Liberty acknowledges and agrees that its right of first refusal pursuant to this Section 4.5 is subject to the right of first refusal by Diller pursuant to Section 4.3.

     SECTION 4.6. TRANSFERS OF CLASS B SHARES. (a) Subject to the rights of first refusal pursuant to Sections 4.3, 4.4 and 4.5 and subject to paragraph (c) below, in the event that any Stockholder or any members of its Stockholders Group (the "TRANSFERRING STOCKHOLDER") proposes to Transfer any shares of Class B Common Stock, such Transferring Stockholder shall send a written notice (which obligation may be satisfied by the delivery of the applicable Offer Notice) (the "EXCHANGE NOTICE") to Diller, if the Transferring Stockholder is Liberty, Universal or a member of their respective Stockholder Groups, or to Liberty, if the Transferring Stockholder is Diller, Universal or a member of their respective Stockholder Groups (the recipient of such notice, the "NON-TRANSFERRING STOCKHOLDER"), that such Transferring Stockholder intends to Transfer shares of Class B Common Stock, including the number of such shares proposed to be Transferred. The Non-Transferring Stockholder(s) shall give notice to the Transferring Stockholder within 20 days of its receipt of the Exchange Notice of its or their desire to exchange some or all of such shares of Class B Common Stock proposed to be Transferred for an equivalent number of shares of Common Stock. If the Non-Transferring Stockholder(s) desire to exchange some or all of such shares and to the extent that such shares are not otherwise Transferred to any Stockholder (or its Permitted Designee) pursuant to
Section 4.3, 4.4 or 4.5, such shares of Class B Common Stock shall be exchanged; PROVIDED that if the Transferring Stockholder is Universal or a member of its Stockholder Group, first with Diller (to the extent he elects to exchange) and, second with Liberty (to the extent that Liberty elects to exchange). Except to the extent necessary to avoid liability under Section 16(b) of the Exchange Act and subject to applicable law, any such exchange shall be consummated immediately prior to the consummation of any such Transfer.

     (b) If any shares of Class B Common Stock proposed to be Transferred are not exchanged pursuant to the provisions of paragraph (a) above, prior to any such Transfer, the Transferring Stockholder shall convert, or cause to be converted, such shares of Class B Common Stock into shares of Common Stock (or such other securities of the Company into which such shares are then convertible).

     (c) The provisions of Section 4.6(a) and 4.6(b) shall not be applicable to any Transfers (i) to a member of such Stockholder's Stockholder Group, (ii) pursuant to a pledge or grant of a security interest in compliance with clause
(y) of Section 4.1(a), or (iii) from Liberty, Diller or their respective Stockholder Group to the other Stockholder or its or his Stockholder Group subject to the terms of this Agreement.

     SECTION 4.7. TRANSFEREES. (a) Any Permitted Transferee or Permitted Designee of a Stockholder shall be subject to the terms and conditions of this Agreement as if such Permitted Transferee or Permitted Designee were Universal (if Universal or a Permitted Transferee of Universal is the transferor), Liberty (if Liberty or a Permitted Transferee of Liberty is the transferor) or Diller (if Diller or a Permitted Transferee of Diller is the transferor). Prior to the initial acquisition of beneficial ownership of any Common Shares by any Permitted Transferee (or a Permitted Designee), and as a condition thereto, each Stockholder agrees (i) to cause its respective Permitted Transferees or Permitted Designees to agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in the preceding sentence and (ii) that such Stockholder shall remain directly liable for the performance by its respective Permitted Transferees or Permitted Designees of all obligations of such Permitted Transferees or Permitted Designees under this Agreement. Except as otherwise contemplated by this Agreement (i) each of Universal, Diller and Liberty agrees not to cause or permit any of its respective Permitted Transferees to cease to qualify as a member of such Stockholder's Stockholders Group so long as such Permitted Transferee beneficially owns any Common Shares, and if any such Permitted Transferee shall cease to be so qualified, such Permitted Transferee shall automatically upon the occurrence of such event cease to be a "Permitted Transferee" for any purpose under this Agreement and (ii) each Stockholder agrees not to Transfer any Common Shares to any Affiliate other than a Permitted Transferee of such Stockholder.


     (b) No Third Party Transferee shall have any rights or obligations under this Agreement, except:

          (i) in the case of a Third Party Transferee of Liberty (or any member of the Liberty Stockholder Group) who acquires shares of Common Stock and who (together with its Affiliates) would not be a Public Stockholder, such Third Party Transferee shall be subject to the obligations of Liberty (but subject to the other terms and conditions of this Agreement) pursuant to
     Section 3.1(a) (but shall not have the right to consent to any Contingent Matters), Section 3.1(b), Section 3.1(c), Section 3.2, Section 3.5, as applicable, this Section 4.7 and Article VI; PROVIDED that such Third Party Transferee shall only be subject to such obligations for so long as it would not be a Public Stockholder;

          (ii) in the case of a Third Party Transferee of Universal (or any member of the Vivendi Stockholder Group) who (together with its Affiliates) upon consummation of any Transfer would not be a Public Stockholder, such Third Party Transferee shall be subject to the obligations of Universal (but subject to the other terms and conditions of this Agreement) pursuant to Section 3.1(a), Section 3.1(b)(ii), Section 3.1(c), Section 3.2, Section 3.5, as applicable, this Section 4.7 and Article VI; PROVIDED that such Third Party Transferee shall only be subject to such obligations for so long as it would not be a Public Stockholder; and

          (iii) in the case of a Third Party Transferee of Diller (or any member of the Diller Stockholder Group) who (together with its Affiliates) upon consummation of any Transfer would not be a Public Stockholder, such Third Party Transferee shall be subject to the obligations of Diller (but subject to the other terms and conditions of this Agreement) pursuant to Section 3.1(a) (but shall not have the right to consent to any Contingent Matters), 3.1(b), Section 3.1(c), Section 3.5, as applicable, this Section 4.7 and
     Article VI; PROVIDED that such Third Party Transferee shall only be subject to such obligations for so long as it would not be a Public Stockholder.

     (c) Prior to the consummation of a Transfer described in Section 4.7(b) to the extent rights and obligations are to be assigned, and as a condition thereto, the applicable Third Party Transferee shall agree in writing with the other parties hereto to be bound by the terms and conditions of this Agreement to the extent described in Section 4.7(b). To the extent the Third

Party Transferee is not an "ULTIMATE PARENT ENTITY" (as defined in the HSR Act), the ultimate parent entity of such Third Party Transferee shall agree in writing to be directly liable for the performance of the Third Party Transferee to the same extent Universal or Liberty would be liable for their respective Permitted Transferees.

     SECTION 4.8. NOTICE OF TRANSFER. To the extent any Stockholder and its Permitted Transferees shall Transfer any Common Shares, such Stockholder shall, within three Business Days following consummation of such Transfer, deliver notice thereof to the Company and the other Stockholders, PROVIDED, HOWEVER, that no such notice shall be required to be delivered unless the aggregate Common Shares transferred by such Stockholder and its Permitted Transferees since the date of the last notice delivered by such Stockholder pursuant to this
Section 4.8 exceeds 1% of the outstanding Common Shares.

     SECTION 4.9. COMPLIANCE WITH TRANSFER PROVISIONS. Any Transfer or attempted Transfer of Common Shares in violation of any provision of this Agreement shall be void.

                                   ARTICLE V

                            BDTV ENTITY ARRANGEMENTS

     SECTION 5.1. MANAGEMENT. The business and affairs of each BDTV Entity will be managed by a Board of Directors elected by the holders of a majority of the voting equity interests in such BDTV Entity. Notwithstanding the foregoing, the taking of any action by a BDTV Entity with respect to (i) to the extent permitted by applicable law, any matter that would have constituted a Fundamental Change under the 1997 Stockholders Agreement (as applied to such BDTV Entity, MUTATIS MUTANDIS) or (ii) any acquisition or disposition (including pledges) of any Common Shares held by such BDTV Entity, in either case, will require the unanimous approval of the holders of all voting and non-voting equity interests in such BDTV Entity.

     SECTION 5.2. TREATMENT OF EXCHANGE SHARES. In the event that a holder of Exchange Shares would be entitled to hold directly shares of Class B Common Stock issuable upon an exchange of shares of Liberty Surviving Class B Stock but for the limitation imposed by the FCC Regulations relating to a person's aggregate voting power in the Company, and if such person would, under the FCC Regulations, be permitted to hold directly a number of shares of Common Stock equal to the number of shares of Class B Common Stock so issuable, then in connection with such exchange, such holder will be required to offer to exchange such shares of Class B Common Stock so receivable by it for Common Stock owned by the Diller Stockholder Group and, if Diller does not accept such offer to exchange, or if such exchange with the Diller Stockholder Group cannot be accomplished on a tax-free basis (and the exchange of such Exchange Shares for Common Shares would not otherwise be taxable), then such holder shall be entitled to exchange such Exchange Shares for shares of Class B Common Stock and thereafter convert such shares of Class B Common Stock into shares of Common Stock.

      Nothing in this Agreement shall obligate Liberty HSN to contribute any Common Shares received pursuant to the Investment Agreement or the Holder Exchange Agreement to a BDTV Entity.

     SECTION 5.3 CHANGES TO BDTV STRUCTURES. Liberty and Diller agree, subject to applicable law and FCC Regulations, to take such actions as may be reasonably necessary, including but not limited to amending the certificate of incorporation of the BDTV Entities, in order to provide Liberty with the ability to transfer, directly or indirectly, such amounts of Common Shares Liberty is permitted to sell hereunder.

     SECTION 5.4 TRANSFERS OF BDTV INTERESTS. Except as otherwise specifically provided in this Agreement (including Section 4.1(b)), no transfers or other dispositions (including pledges), directly or indirectly, of any interest in
(a) any BDTV Limited Entity by Liberty or (b) any BDTV Entity by Diller will be permitted without the consent of the other; provided, PROVIDED (i) Liberty shall be entitled to transfer all or part of its interest in a BDTV Entity to members of the Liberty Stockholder Group, (ii) at such time Liberty becomes the owner of any voting securities of any BDTV Limited Entity, such BDTV Limited Entity shall be deemed to be a BDTV Unrestricted Entity, and (iii) in connection with any sale by Diller entitling Liberty to a right pursuant to
Section 4.2, Liberty and Diller shall take such reasonable action as may be required in order for such interest in a BDTV Limited Entity to be sold in any such transaction. Without the prior written consent of Liberty, Diller shall not Transfer any interest in a BDTV Entity (other than to Liberty or, subject to Liberty's reasonable consent, a member of the Diller Stockholder Group).

      For purposes of determining whether Liberty is permitted to transfer the Common Shares held by a BDTV Unrestricted Entity, (i) such BDTV Unrestricted Entity shall be deemed to be a member of the Liberty Stockholder Group and the restrictions on transfers of interests in BDTV Entities shall not apply to Liberty (subject, however, to the other restrictions on transfer of Common Shares set forth herein, including the Right of First Refusal) and (ii) in connection with any proposed sale by Liberty HSN of the Common Shares held by a BDTV Entity (or its equity interest in such BDTV Entity), Liberty shall be entitled to purchase Diller's entire interest in such BDTV Entity for an amount in cash equal to the Diller Interest Purchase Price or, at its election, require Diller to sell his interest in such BDTV Entity to any such transferee for a pro rata portion of the consideration to be paid by the applicable transferee in such transaction.

      At such time as (i) the CEO Termination Date has occurred or Diller becomes Disabled or (ii) the Diller Stockholder Group ceases to own its Eligible Stockholder Amount of Common Shares, Diller shall be required to sell his entire interest in the BDTV Entities to Liberty (or Liberty's designee) at a price equal to the Diller Interest Purchase Price.

                                   ARTICLE VI

                                  MISCELLANEOUS

     SECTION 6.1 CONFLICTING AGREEMENTS. Each of the Stockholders represents and warrants that such party has not granted and is not a party to any proxy, voting trust or other agreement that is inconsistent with or conflicts with any provision of this Agreement.

     SECTION 6.2 DURATION OF AGREEMENT. Except as otherwise provided in this Agreement, the rights and obligations of a Stockholder under this Agreement shall terminate as follows:

          (a) Universal shall cease to be entitled to exercise any rights and shall cease to have any obligations under this Agreement as of the date that it ceases to have the right under the Governance Agreement to designate any directors to the Board (the "UNIVERSAL TERMINATION DATE").

          (b) Each of Liberty and Diller shall cease to be entitled to exercise any rights and shall cease to have any obligations under this Agreement as of the date that its Stockholder Group collectively ceases to own its Eligible Stockholder Amount of Common Shares; PROVIDED that Liberty shall cease to be entitled to exercise any rights and shall cease to have any obligations under Section 4.2 at such time as the Liberty Stockholder Group ceases to beneficially own at least 5% of the outstanding Common Shares (the "LIBERTY TERMINATION DATE").

          (c) Diller and each member of his Stockholder Group shall cease to be entitled to exercise any rights under this Agreement if the CEO Termination Date has occurred or Diller has become Disabled (the "DILLER TERMINATION DATE").

      In addition, at such time as the CEO Termination Date has occurred or Diller has become Disabled, neither the Diller Stockholder Group nor the Liberty Stockholder Group shall have any obligation under this Agreement with respect to the matters covered under Sections 3.4, 4.1 and 4.4. The obligations under
Section 3.1(d) terminate upon termination of the Transaction Agreement.

     SECTION 6.3 FURTHER ASSURANCES. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

     SECTION 6.4 AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against any Stockholder unless such modification, amendment or waiver is approved in writing by each Stockholder; provided that with respect to any provision containing an agreement between only two Stockholders or pursuant to which only two Stockholders have rights thereunder, such provision may be modified or waived by approval in writing by such Stockholders, without the consent of the third Stockholder unless such modification or waiver adversely affects the rights of such third Stockholder as provided under this Agreement or the Governance Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     SECTION 6.5 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     SECTION 6.6 EFFECTIVE DATE. Other than with respect to Section 3.1(d) which shall be effective as of the date hereof, this Agreement shall become effective immediately upon the Closing.

     SECTION 6.7 ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document and the Transaction Documents embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of any Stockholder under any other agreement with any other Stockholder, the terms of this Agreement shall govern. Upon the Closing, the 1997 Stockholders Agreement shall terminate and shall be superseded by this Agreement.

     SECTION 6.8 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     SECTION 6.9 COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     SECTION 6.10 LIABILITIES UNDER FEDERAL SECURITIES LAWS. The exercise by any Stockholder (or its Affiliates or Stockholder Group, if applicable) (and including, in the case of the Liberty Stockholder Group, its exercise of the preemptive rights under Article III of the Governance Agreement or the rights relating to the Holder Exchange Agreement) of any rights under this Agreement shall be subject to such reasonable delay as may be required to prevent any Stockholder or its respective Stockholder Group from incurring any liability under the federal securities laws and the parties agree to cooperate in good faith in respect thereof.

     SECTION 6.11 REMEDIES. (a) Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

     (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     SECTION 6.12 NOTICES. Any notice, request, claim, demand or other communication under this Agreement shall be in writing, shall be either personally delivered, delivered by facsimile transmission, or sent by reputable overnight courier service (charges prepaid) to the address for such Person set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or facsimile transmission or one day after deposit with a reputable overnight courier service.

      If to Vivendi and/or Universal:

            Vivendi Universal, S.A.
            375 Park Avenue
            New York, NY 10152
            Attention:  Jean-Laurent Nabet
                        George Bushnell III
            Telephone:  (212) 572-7000
            Facsimile:  (212) 572-7188

      and

            Universal Studios, Inc.
            100 Universal City Plaza
            Universal City, CA 91608
            Attention:  Karen Randall, Esq.
            Telephone:  (818) 777-1000
            Facsimile:  (818) 866-3444

      with a copy to:

            Cravath, Swaine & Moore
            Worldwide Plaza
            825 Eighth Avenue
            New York, NY 10019
            Attention:  Faiza J. Saeed, Esq.
            Telephone:  (212) 474-1000
            Facsimile:  (212) 474-3700

      If to Liberty:

            Liberty Media Corporation
            12300 Liberty Boulevard
            Englewood, CO 80112
            Attention: General Counsel
            Telephone: (720) 875-5400

            Facsimile: (720) 875-5382

      with a copy to:

            Baker Botts LLP
            599 Lexington Avenue
            Suite 2900
            New York, New York 10022
            Attention:  Frederick H. McGrath, Esq.
            Telephone:  (212) 705-5000
            Facsimile:  (212) 705-5125

      If to Diller:

            c/o USA Networks, Inc.
            152 West 57th Street
            New York, NY  10019
            Attention:  General Counsel
            Telephone: (212) 314-7300
            Facsimile: (212) 314-7329

      with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019
            Attention:  Pamela S. Seymon, Esq.
                        Andrew J. Nussbaum, Esq.
            Telephone:  (212) 403-1000
            Facsimile:  (212) 403-2000

     SECTION 6.13 ADJUSTMENT OF SHARES NUMBERS. If, after the date of this Agreement, there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of capital stock referred to in this Agreement, then, in any such event, the numbers and types of shares of such capital stock referred to in this Agreement shall be adjusted to the number and types of shares of such capital stock that a holder of such number of shares of such capital stock would own or be entitled to receive as a result of such event if such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

     SECTION 6.14 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Delaware for any action, proceeding or investigation in any court or before any governmental authority ("LITIGATION") arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or


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

document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

     SECTION 6.15 INTERPRETATION. The table of contents and headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever it is necessary for purposes of this Agreement to determine whether an exchange is tax-free or taxable, such determination shall be made without regard to any interest imputed pursuant to Section 483 of the Code.



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


      IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first written above.


                                    UNIVERSAL STUDIOS, INC.


                                    By:  /s/ Guillaume Hannezo
                                        -----------------------------------
                                        Name:  Guillaume Hannezo
                                        Title: Special power of attorney


                                    LIBERTY MEDIA CORPORATION


                                    By:   /s/ Robert R. Bennett
                                        -----------------------------------
                                        Name:  Robert R. Bennett
                                        Title: President and CEO


                                                /s/ Barry Diller
                                     ---------------------------------------
                                                  BARRY DILLER


                                    VIVENDI UNIVERSAL, S.A.


                                    By:  /s/ Jean-Marie Messier
                                        -----------------------------------
                                        Name:  Jean-Marie Messier
                                        Title: Chairman and CEO



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